Exhibit 99.1

First Commonwealth Prices Stock Offering

INDIANA, PA., August 5, 2010 – First Commonwealth Financial Corporation (NYSE: FCF) announced that it has entered into an underwriting agreement for the sale of 16,125,000 shares of common stock at a price of $4.65 per share for gross proceeds of approximately $75 million, exclusive of any underwriter over-allotment option. The underwriters have been granted an option to purchase up to an additional 2,418,750 shares to cover over-allotments, if any.

The company expects to close the transaction, subject to customary conditions, on or about August 10, 2010.

First Commonwealth intends to use the net proceeds from this offering to support the regulatory capital needs of First Commonwealth Bank and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and prospectus supplement with respect to this offering may be obtained from Macquarie Capital (USA) Inc., Attn: Prospectus Department, 125 West 55th St., 22nd Floor, New York, NY 10019, or by calling +1.212.231.6493, or by e-mailing us.prospectus@macquarie.com or from Stifel, Nicolaus & Company, Incorporated, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by calling +1.443.224.1988.

About First Commonwealth

First Commonwealth Financial Corporation is a $6.1 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the proposed offering of common stock by First Commonwealth Financial Corporation. Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include among other things: (1) adverse changes in the capital markets in general or in the markets for financial institution stocks in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including recently announced government programs to make equity investments in financial institutions and actions by the Federal Deposit Insurance Corporation to increase insurance coverage of deposit accounts; (3) changes in the interest rate environment; and (4) adverse changes in economic conditions, either nationally or in First Commonwealth’s market areas.